EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, nominal value $0.01 per share, of Mural Oncology plc and further agree to the filing of this agreement as an exhibit thereto.

In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such statement on Schedule 13G.

Date: May 9, 2025

Stuart Feldman

By:	/s/ Joseph Brucchieri
Name:	Joseph Brucchieri
Title:	Attorney-in-Fact

/s/ Matthew Barkoff
Matthew Barkoff

HUDSON VIEW CAPITAL LLC

By:	/s/ Jeffrey Goldberg
Name:	Jeffrey Goldberg
Title:	Authorized Signatory

HUDSON VIEW HOLDINGS LLC

By:	/s/ Jeffrey Goldberg
Name:	Jeffrey Goldberg
Title:	Authorized Signatory